Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Psyence Biomedical Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Equity	Common Shares	457(c)	104,921,314(2)	$0.092(3)	$9,652,761	0.00015310	$1,478	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
					Total Offering Amounts	$9,652,761		$1,478
					Total Fees Previously Paid
					Total Fee Offsets			—
					Net Fee Due			$1,478

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents up to an aggregate of 104,921,314 common shares, no par value (the “Common Shares”) of Psyence Biomedical Ltd., a corporation organized under the laws of Ontario, Canada (the “Company”), consisting of (i) an aggregate of up to 100,000,000 Common Shares (the “Commitment Shares”) issuable by the Company to White Lion Capital, LLC (“White Lion”) pursuant to the White Lion Purchase Agreement (as defined in the Registration Statement), (ii) an aggregate of 2,921,314 Common Shares issued to Psyence Group Inc (“PGI” or “Parent”) pursuant to the PGI Swap Agreements (as defined in the Registration Statement), and (iii) 2,000,000 Common Shares issued to PGI pursuant to the Psylabs Purchase Agreement (as defined in the Registration Statement).

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on the Nasdaq Global Market on October 29, 2024, in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.